Exhibit 99.1

DST APPOINTS JOSEPH C. ANTONELLIS TO BOARD OF DIRECTORS

KANSAS CITY, MO - December 16, 2015 ─ DST Systems, Inc. (NYSE: DST) today announced that Joseph C. Antonellis has been appointed to the Company’s Board of Directors, effective immediately. Mr. Antonellis’s initial term will expire at the Company’s 2016 Annual Meeting of Shareholders. It is the DST Board’s intention to nominate Mr. Antonellis for election at the 2016 Annual Meeting of Stockholders and, if elected, he will serve a term expiring in 2017.

“We are pleased to welcome Joe to our board,” said Steve Hooley, Chairman, CEO and President of DST. “As a new director, his significant operating background, global experience and deep regulatory knowledge will help guide the continued success of DST.”

Mr. Antonellis has a broad operational and technical background and more than 35 years of experience in the financial services industry. He is a former director of Euroclear PLC and Princeton Financial Systems, Inc. and is currently chairman of the board of directors for Boston Partners in Education.

About Joseph C. Antonellis
Mr. Antonellis served in a variety of positions of increasing responsibility at State Street Corporation from November 1991 through his retirement in July 2015. From March 2010 until his retirement, he served as Vice Chairman and head of all Europe and Asia/Pacific Global Services and Global Markets businesses. In 2006, he was appointed Vice Chairman with additional responsibility as head of Investor Services in North America and Global Investment Manager Outsourcing Services. He previously was head of Information Technology and Global Securities Services for the firm.

Before joining State Street, Mr. Antonellis held a number of positions with Bank of Boston over a 15-year period, including Mutual Fund Custody division head and deputy corporate auditor.

Mr. Antonellis was a director for ten years on the board of Belgium-based Euroclear PLC, the world’s largest settlement system for securities transactions. Until October 2015, he served as a director of Princeton Financial Systems Inc., a State Street company, and Boston Financial Data Services, Inc. Mr. Antonellis is chairman of the board of directors for Boston Partners in Education, which provides in-school tutoring for inner city youth with more than 700 volunteers. He received his M.B.A. degree from the Bentley University and B.A. degree from Harvard College, graduating with honors.

About DST
DST Systems, Inc. is a leading provider of sophisticated information processing and servicing solutions to companies around the world. Through its global enterprise, DST delivers strategically unified transactions and business processing, data management, and customer communications solutions to the asset management, brokerage, retirement, and healthcare markets. Headquartered in Kansas City, MO., DST is a publicly-traded company on the New York Stock Exchange. For more information, visit www.dstsystems.com.

The information and comments above may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST’s views as of today, and actual actions or results may differ. Future actions or results may be affected by a number of factors, including those set forth in DST’s latest periodic financial report (Form 10-K or 10-Q) filed with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking comment. The Company will not update any forward-looking statements in this press release to reflect future events.

Investor Relations Contacts:

Gregg Wm. Givens

Senior Vice President, Chief Financial Officer and Treasurer
(816) 435-5503

Nicholas Lamplough
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

Media Relations Contact:
Laura M. Parsons
DST Global Public Relations
816.843.9087
mediarelations@dstsystems.com

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